                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ___)

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                                   Commission Only (as permitted
     [X] Definitive Proxy Statement                by Rule 14a-6(e)(2))

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                    NATURAL ALTERNATIVES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
           Limited Partnership Interests

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

       [ ] Check box if any part of the fee is offset as provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

                    NATURAL ALTERNATIVES INTERNATIONAL, INC.
                             1185 Linda Vista Drive
                          San Marcos, California 92069


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 6, 1999


       An Annual Meeting of Stockholders of Natural Alternatives International, Inc., a Delaware corporation (the "Company"), will be held at the Quails Inn, 1035 La Bonita Drive, San Marcos, California 92069 on Monday, December 6, 1999, at 1:00 p.m., local time, for the following purposes:

       1. Election of two (2) directors of the Company in Class II to serve until the next meeting of stockholders held to elect directors in Class II and the election of one (1) director of the Company in Class III to serve until the next meeting of stockholders held to elect directors in Class III (and until the election and qualification of their successors).

       2. Stockholders' approval of the adoption of the Natural Alternatives International, Inc. 1999 Omnibus Equity Incentive Plan, and the reservation of 500,000 shares of common stock of the Company for issuance pursuant to the Natural Alternatives International, Inc. 1999 Omnibus Equity Incentive Plan.

       3. Stockholders' approval of the adoption of the Natural Alternatives International, Inc. 1999 Employee Stock Purchase Plan, and the reservation of 150,000 shares of common stock of the Company for issuance pursuant to the Natural Alternatives International, Inc. 1999 Employee Stock Purchase Plan.

       4. Confirmation of KPMG LLP as the Company's independent auditors for the fiscal year ending June 30, 2000.

       5. Transaction of such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

       The Board of Directors has fixed the close of business on October 20, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

       All stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED IF MAILED IN THE UNITED STATES. The prompt return of Proxies will ensure a quorum and save the Company the expense of further solicitation. Any stockholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the meeting or by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date.

                                       By Order of the Board of Directors



                                       Marie A. LeDoux
                                       Secretary

San Marcos, California
October 29, 1999

                    NATURAL ALTERNATIVES INTERNATIONAL, INC.
                             1185 Linda Vista Drive
                          San Marcos, California 92069

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


GENERAL

       The enclosed Proxy is solicited on behalf of the Board of Directors of Natural Alternatives International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held on Monday, December 6, 1999 at 1:00 p.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at the Quails Inn, 1035 La Bonita Drive, San Marcos, California 92069. This Proxy Statement and the accompanying Proxy and annual report are first being mailed to stockholders on or about October 29, 1999.

VOTING

       Only stockholders of record at the close of business on October 20, 1999 will be entitled to vote at the Annual Meeting. On September 22, 1999, there were approximately 5,759,875 shares of Common Stock outstanding. The Company is incorporated in Delaware and is not required by Delaware corporation law or its Certificate of Incorporation to permit cumulative voting in the election of directors.

       Each share of Common Stock will have one vote on each matter properly presented and submitted to a vote at the Annual Meeting. An affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote thereon (where the holders of a majority of the shares entitled to vote are present in person or by Proxy) will be necessary to approve each matter, except for the election of directors, who are elected by a plurality of the votes of the shares present in person or by Proxy. There are no rights which will accrue to stockholders dissenting in any matter known to the Company to be raised at the Annual Meeting. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which Proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

REVOCABILITY OF PROXIES

       When the enclosed Proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with any directions noted thereon, and if no such directions are indicated, the shares it represents will be voted in favor of the proposals set forth in the notice attached hereto. Any person giving a Proxy in the form accompanying this statement has the power to revoke it any time before its exercise by filing with the Secretary of the Company at the Company's principal executive office, 1185 Linda Vista Drive, San Marcos, California 92069, an instrument of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

       The Company is soliciting the enclosed Proxy and will bear the entire cost of the solicitation of Proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. The Company has retained ChaseMellon Shareholder Services to assist in the solicitation of Proxies. The solicitation of Proxies by mail may be supplemented by telephone, telegram and/or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit Proxies other than by mail.

                                   PROPOSAL 1
                         ELECTION OF CLASS II DIRECTORS

       The two Class II directors to be elected at the Annual Meeting will be elected, to hold office for the remaining two (2) years until the next meeting of stockholders held to elect directors in Class II, and until his or her successor is elected and has qualified, or until his or her death, resignation or removal. The nominees for director are members of the present Board of Directors (the "Board") in Class II thereof, and were elected by the stockholders at the Company's 1996 annual meeting of stockholders. The nominees are serving a term of office scheduled to expire with the 1998 annual meeting and the election and qualification of their successors. No annual meeting was held in 1998. Therefore, the nominees are being elected for the remaining two
(2) years of the three (3) year term which was to have commenced in 1998. Class III directors are also being elected pursuant to Proposal 1. Class I directors of the Company will continue in office for their existing terms, which will expire with the 2000 annual meeting and the election and qualification of their successors.

       The two (2) candidates receiving the highest number of affirmative votes cast at the Annual Meeting shall be elected as directors of the Company in Class
II. Unless authority to do so is otherwise withheld, it is intended that the shares represented by the enclosed Proxy will be voted for the election of Marie
A. LeDoux and Lee G. Weldon as Class II directors. The nominees for election have agreed to serve if elected. In the event any of such nominees becomes unavailable or refuses to serve as a director (an event that is not anticipated), the shares represented by the enclosed Proxy will be voted for the election of the balance of those named and such other nominee as the Board may select.

                         ELECTION OF CLASS III DIRECTOR

       The one (1) Class III director to be elected at the Annual Meeting will be elected to hold office until the Annual Meeting held in 2002 and until his successor is elected and has qualified, or until death, resignation or removal. The nominee for director is a member of the Board, appointed to a vacant seat by the Board during fiscal 1999. The one (1) candidate who receives the highest number of affirmative votes cast at the Annual Meeting shall be elected as a director of the Company in Class III. Class I directors will continue in office for their existing terms, which will expire with the 2000 annual meeting and the election and qualification of their successors. Class II and Class III directors are being elected pursuant to Proposal 1 herein.

INFORMATION ABOUT NOMINEES AND DIRECTORS

       Set forth below is information regarding the two nominees for election as a director in Class II, the one nominee for election as a director in Class III, and the continuing directors for Class I, including information furnished by them as to their principal occupations at present and for the last five years, certain directorships held by each, their age as of October 20, 1999, and the year in which each became a director of the Company. Except for Marie A. LeDoux and Mark A. LeDoux, who are mother and son, respectively, there are no family relationships among any of the directors or executive officers of the Company.

Name                                                                         Age
----                                                                         ---
CLASS II

Marie A. LeDoux..............................................................83

       Mrs. LeDoux is Secretary and Chairperson of the Board of the Company. She has been a director of the Company since August 1986, and has also been Chairperson and Secretary since that time. Mrs. LeDoux was also the Chairperson/Advisor of the Company's predecessor from its formation until 1986. She has forty years of experience in the area of nutrition. In 1978, Mrs. LeDoux was awarded an Honorary Fellowship in the International Academy of Preventive Medicine. In 1981, she received an Honorary Ph.D. in Humanities from the Heritage Institute. Mrs. LeDoux is the mother of Mark A. LeDoux, who is the Chief Executive Officer, President, Assistant Treasurer and a Director of the Company. For the last eighteen years, Mrs. LeDoux has been the President of Play N' Talk International, a company which is in the business of preparing instructional materials for children's reading programs.

Lee G. Weldon.................................................................60

       Mr. Weldon has been a director of the Company since June of 1992. He was the Chief Executive Officer of Kal Healthway, Inc., a food supplement distributor, from 1978 to 1995, and was also the Chairman from 1985 to 1995. Mr. Weldon graduated from UCLA and obtained a Bachelor of Science in Business Administration in 1963. Mr. Weldon became a member of Young President's Organization ("YPO") in 1982, and since 1990 he has been a graduate member of YPO.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                         CLASS II NOMINEES LISTED ABOVE.

CLASS III

J. Scott Schmidt..............................................................62

       Mr. Schmidt became a director of the Company in January 1999. Mr. Schmidt has been a Management Consultant since 1995, specializing in communications, marketing, and mergers and acquisitions. He spent 27 years with Tribune Company of Chicago, eventually serving as Vice President/News and Information for the entire corporation. From 1992 to 1994, he was Chief Executive Officer of Thompson Newspapers Corporation. From 1991 to 1992 Mr. Schmidt was the President, Publisher and Partner of American Collegiate Network, Inc. which was the publisher of the National College Newspaper. Mr. Schmidt was also the President and Chief Executive Officer of Hilton/Schmidt, Inc. which specialized in consulting for media companies in the areas of editorial, sales, marketing and acquisitions. Mr. Schmidt attended Bradley University and Northwestern University.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                         CLASS III NOMINEE LISTED ABOVE.

CLASS I

Mark A. LeDoux................................................................45

       Mr. LeDoux is Chief Executive Officer, President, Assistant Treasurer and a Director of the Company. He was a director, the President and Chief Executive Officer of Natural Alternatives, Inc., the predecessor corporation, from its formation in 1981 until the 1986 merger into the Company. Mr. LeDoux has been a director and Chief Executive Officer of the Company since the August 1986 merger of the predecessor corporation into the Company, which continued the business and operations of Natural Alternatives, Inc. He was appointed President of the Company in 1999, an office he previously held from August 1986 to December 1996. From 1976 to 1980, Mr. LeDoux held the position of Executive Vice President and Chief Operating Officer of Kovac Laboratories, a company which was engaged in the business of manufacturing nutritional supplements. He attended the University of Oklahoma and graduated Cum Laude with a Bachelor of Arts and Letters in 1975. Mr. LeDoux graduated from Western State University, College of Law in 1979, with a Juris Doctorate. Mr. LeDoux is the son of Marie A. LeDoux, who is the Secretary and Chairperson of the Board of Directors.

BOARD COMMITTEES AND MEETINGS

       During the fiscal year ended June 30, 1999, the Board held five (5) regular meetings and six (6) special meetings. All directors then in office, excluding William P. Spencer, attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which such directors served during the fiscal year ended June 30, 1999. Mr. Spencer attended one of the meetings of the Board.

       All members of the Board hold office until the next Annual Meeting of stockholders following expiration of their respective terms of office or the election and qualification of their successors. All directors who are not also employees or officers of the Company receive a minimum annual fee of $5,000 for agreeing to act as a director of the Company, plus a fee of $1,000 for each Board meeting personally attended. Executive officers serve at the discretion of the Board. The Board has an Audit Committee and a Human Resources Committee. The Board formerly had a Compensation Committee and does not have a Nominating Committee. On June 9, 1999, the Compensation Committee was renamed the Human Resources Committee by resolution of the Board of Directors of the Company. References herein to the Human Resources Committee are intended to include the Compensation Committee to the extent such reference encompasses any period prior to June 9, 1999.

       The Audit Committee is composed of directors who are not also employees or officers of the Company. The Audit Committee recommends a firm of certified public accountants to be appointed by the Board, subject to ratification by the stockholders, as independent auditors to audit the Company's financial statements and to perform services related to the audit. The Audit Committee also has the responsibility to review the scope and results of the audit with the independent auditors, review with management and the independent auditors the Company's interim and year-end operating results, consider the adequacy of the internal accounting and control procedures of the Company, review any non-audit services to be performed by the independent auditors and consider the effect of such performance on the independence of the auditors. The Audit Committee currently consists of directors Kellas, Weldon and Schmidt. Mr. Schmidt was appointed to the Audit Committee by the Board of Directors of the Company on March 11, 1999 and has served since that date. During fiscal year 1999, the Audit Committee met one time.

       The Human Resources Committee establishes and recommends to the Board rates of salary, bonuses, retirement and other compensation for all directors and officers of the Company and for such other personnel as the Board may designate. The Human Resources Committee currently consists of directors Kellas, Weldon and Schmidt. Dr. Kellas, Mr. Weldon and Mr. Schmidt are directors and are not officers or employees of the Company or any of its subsidiaries. Mr. Schmidt was appointed to the Human Resources Committee by the Board of Directors of the Company on March 11, 1999 and has served since that time. During the fiscal year 1999, the Human Resources Committee met five times.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

       The following table sets forth compensation for services rendered in all capacities to the Company during the fiscal years June 30, by each of the named executive officers:

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION

                                                                                            All Other
Name and Principal Position           Year        Salary         Bonus        Other(1)   Compensation(2)
---------------------------           ----        ------         -----        --------   ---------------
Mark A. LeDoux                        1999       $208,000       $   609       $345,781       $27,756
 President, Chief Executive           1998        208,000           304         40,270        27,842
  Officer, Assistant Treasurer        1997        201,579        50,345         28,422        18,703
  and Director

William P. Spencer(3)                 1999        161,700           609        282,422        22,907
  President, Chief Financial          1998        182,000           304        779,409        39,838
  Officer and Director                1997        178,830        72,304        166,178        37,438

R. David Lough(4)                     1999         75,000            --          9,246         2,739
   Executive Vice President           1998             --            --             --            --
                                      1997             --            --             --            --

Douglas E. Flaker(4)                  1999         50,000            --          9,339         2,588
  Vice President of Marketing,        1998             --            --             --            --
  Business Development and            1997             --            --             --            --
  Strategic Planning

David K. Shunick(4)                   1999         42,308            --          3,000           690
  Vice President of Operations        1998             --            --             --            --
                                      1997             --            --             --            --

John A. Wise(4)                       1999        110,000           629         46,905        21,433
  Vice President of Science and       1998             --            --             --            --
  Technology                          1997             --            --             --            --

(1) Amounts do not exceed the lesser of $50,000 or 10% of salary and bonus combined for named executive, except as set forth in the following table.

(2)  See following table.

(3) In January 1999, Mr. Spencer ceased acting as an executive officer of the Company. On June 29, 1999, Mr. Spencer resigned as a director of the Company.

(4) Messrs. Lough, Flaker and Shunick joined the Company and Mr. Wise was appointed an executive officer of the Company in fiscal 1999.

                            OTHER COMPENSATION TABLE


                                                       Mark A.    William P.   R. David   Douglas     David K.   John A.
                                                       LeDoux      Spencer      Lough     E. Flaker   Shunick     Wise
                                                      --------    ----------   --------   ---------   --------   -------
Other Annual Compensation-1999
     Gain from exercise and sale of stock options     $325,030     $265,707     $   --     $   --     $   --     $26,353
     Personal Transportation                            18,000       13,500      9,000      9,000      3,000      18,000
     Other Personal Expenses                             2,751        3,215        246        339         --       2,552
                                                      --------     --------     ------     ------     ------     -------
        Totals                                        $345,781     $282,422     $9,246     $9,339     $3,000     $46,905
                                                      ========     ========     ======     ======     ======     =======

Other Annual Compensation-1998
     Gain from exercise and sale of stock options     $     --     $730,084     $   --     $   --     $   --          --
     Personal Transportation                            18,000       18,000         --         --         --          --
     Other Personal Expenses                            22,270       31,325         --         --         --          --
                                                      --------     --------     ------     ------     ------     -------
        Totals                                        $ 40,270     $779,409     $   --     $   --     $   --     $    --
                                                      ========     ========     ======     ======     ======     =======

Other Annual Compensation-1997
     Gain from exercise and sale of stock options     $     --     $ 92,799     $   --     $   --     $   --     $    --
     Personal Transportation                            18,600       13,800         --         --         --          --
     Other Personal Expenses                             9,822       59,579         --         --         --          --
                                                      --------     --------     ------     ------     ------     -------
        Totals                                        $ 28,422     $166,178     $   --     $   --     $   --     $    --
                                                      ========     ========     ======     ======     ======     =======

All Other Compensation-1999
     401(k) Employer Contributions                    $  8,075     $  4,200     $   --     $   --     $   --     $ 6,400
     Life Insurance and Disability Premiums              4,972        4,624        268        117         89       3,452
     Medical, Dental and Vision                         14,709       14,083      2,471      2,471        601      11,581
                                                      --------     --------     ------     ------     ------     -------
        Totals                                        $ 27,756     $ 22,907     $2,739     $2,588     $  690     $21,433
                                                      ========     ========     ======     ======     ======     =======

All Other Compensation-1998
     401(k) Employer Contributions                    $  5,675     $  7,647     $   --     $   --     $   --     $    --
     Life Insurance and Disability Premiums              4,621       15,446         --         --         --          --
     Medical, Dental and Vision                         15,046       14,245         --         --         --          --
     Board of Directors Meetings                         2,500        2,500         --         --         --          --
                                                      --------     --------     ------     ------     ------     -------
        Totals                                        $ 27,842     $ 39,838     $   --     $   --     $   --     $    --
                                                      ========     ========     ======     ======     ======     =======

All Other Compensation-1997
     401(k) Employer Contributions                    $  5,550     $  6,698     $   --     $   --     $   --     $    --
     Life Insurance Premiums                             1,920       13,990         --         --         --          --
     Medical, Dental and Vision                         10,233       15,750         --         --         --          --
     Board of Directors Meetings                         1,000        1,000         --         --         --          --
                                                      --------     --------     ------     ------     ------     -------
        Totals                                        $ 18,703     $ 37,438     $   --     $   --     $   --     $    --
                                                      ========     ========     ======     ======     ======     =======

OPTION GRANTS

       The following table contains information concerning the stock option grants to the Company's named executive officers that were made for the fiscal year ended June 30, 1999:

                          OPTION GRANTS IN FISCAL 1999

                                                                                         Potential Realizable
                                                                                               Value at
                                                                                          Assumed Annual Rate
                          Number of       Percent of                                        of Stock Price
                         Securities     Total Options                                      Appreciation for
                         Underlying       Granted to     Exercise or                        Option Term(2)
                           Options       Employees in     Base Price        Expire        -------------------
                         Granted(#)       Fiscal Year    ($/Share)(1)        Date          5%($)      10%($)
                         -----------    -------------    ------------    ------------     -------     -------
R. David Lough             30,000            42.86%         $3.78        May 10, 2004     $31,330     $69,232
Douglas E. Flaker          20,000            28.57%         $3.78        May 10, 2004     $20,887     $46,155
David K. Shunick           20,000            28.57%         $3.78        May 10, 2004     $20,887     $46,155
                           ------           ------
    Total                  70,000           100.00%

(1) The options granted to the named officers were granted under the Company's 1992 Incentive Stock Option Plan on May 10, 1999 at the fair market value price on that date of $3.78. The following restrictions apply to the options granted: (a) the recipient must be employed with the Company on a full time basis on the date of exercise; (b) the recipient may not be in default of any condition of any written employment agreement; (c) the recipient must be an officer of the Company on the date of exercise; and
     (d) one-third of the options granted are exercisable on each of the three
     (3) anniversaries of the date of grant of the option.

(2) The potential realizable value of each grant of options has been calculated, pursuant to the regulations promulgated by the Securities and Exchange Commission (the "SEC"), assuming the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimates of future stock price growth. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND HOLDINGS

       The following table sets forth information concerning option exercises and option holdings under the 1992 Incentive Stock Option Plan, the 1992 Nonqualified Stock Option Plan and the 1994 Nonqualified Stock Option Plan for the year ended June 30, 1999, with respect to the Company's named executive officers:

     AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR END
                                OPTION/SAR VALUES


                                                                Number of               Value of Unexercised
                                                          Securities Underlying             In-the-Money
                             Shares                      Unexercised Options/SARs       Options/SARs at Fiscal
                          Acquired on         Value        at Fiscal Year-End(#)            Year-End($)(1)
Name                      Exercise(#)      Realized($)   Exercisable/Unexercisable     Exercisable/Unexercisable
----                      -----------      -----------   -------------------------     -------------------------
1992 PLANS
Mark A. LeDoux              60,000          $325,030          22,500 /  7,500                   -- / --
William P. Spencer          24,000           265,707              -- /     --                   -- / --
R. David Lough                  --                --              -- / 30,000                   -- / --
Douglas E. Flaker               --                --              -- / 20,000                   -- / --
David K. Shunick                --                --              -- / 20,000                   -- / --
John A. Wise                 2,888            26,353          33,750 / 11,250                   -- / --
1994 PLAN
Mark A. LeDoux                  --                --         100,000 /     --                   -- / --
John A. Wise                    --                --          60,000 /     --                   -- / --

(1) The closing price of the Company's common stock at June 30, 1999, as quoted on the National Market System of the Nasdaq Stock Market, was $3.438.

EMPLOYMENT AGREEMENTS

        During 1999, the Company had employment agreements with Mark A. LeDoux,
R. David Lough, Douglas E. Flaker, David K. Shunick and John A. Wise. In addition, Marie A. LeDoux acts as Secretary of the Company. Her employment as Secretary is not reflected in a written employment agreement. In her capacity as Secretary of the Company, Mrs. LeDoux receives compensation in the amount of $24,000 per year.

        Mr. LeDoux's 1999 employment agreement provided for an annual salary of $208,000. The agreement was effective October 1, 1998 and had a term of 12 months. The agreement also provided for automobile expense reimbursement of $1,500 per month. On July 6, 1999, the Board of Directors of the Company increased Mr. LeDoux's base annual salary to $260,000. The Company has entered into a new employment agreement with Mr. LeDoux for the period October 1, 1999 through September 30, 2000. In the event Mr. LeDoux's employment is terminated without cause, he would be entitled to severance pay equal to one (1) year's compensation.

        Mr. Lough's 1999 employment agreement provided for a monthly salary of $12,500. The agreement was effective December 14, 1998 and expired September 30, 1999. The agreement also provided for automobile expense reimbursement of $1,500 per month and a one-time obligation to pay direct expenses of moving personal property and reimbursing additional relocation expenses in the amount of $20,000. The Company has entered into a new employment agreement with Mr. Lough for the period October 1, 1999 through September 30, 2000. The new agreement provides for an annual salary of $150,000 and automobile expense reimbursement of $1,500 per month. In the event Mr. Lough's employment is terminated without cause, he would be entitled to severance pay of between two and 12 month's compensation, depending upon the length of time elapsed since commencement of his employment.

        Mr. Flaker's 1999 employment agreement provided for a monthly salary equal to $8,333 in 1999. The agreement was effective December 14, 1998 and expired September 30, 1999. The agreement also provided for automobile expense reimbursement of $1,500 per month. The Company has entered into a new employment agreement with Mr. Flaker for the period October 1, 1999 through September 30, 2000. The new agreement provides for an annual salary of $115,000 and a monthly automobile expense reimbursement of $1,500. In the event Mr. Flaker's employment is terminated without cause, he would be entitled to severance pay of between two and 12 month's compensation, depending upon the length of time elapsed since commencement of his employment.

        Mr. Shunick's 1999 employment agreement provided for a monthly salary of $10,417. The agreement was effective February 15, 1999 and expired September 30, 1999. The agreement also provided for automobile expense reimbursement of $750 per month and a one-time obligation to pay direct expenses of moving personal property and reimbursing additional relocation expenses in the amount of $15,000. The Company has entered into a new employment agreement with Mr. Shunick for the period October 1, 1999 through September 30, 2000. The new agreement provided for an annual salary of $125,000 and a monthly automobile expense reimbursement of $750. In the event Mr. Shunick's employment is terminated without cause, he would be entitled to severance pay of between two and 12 month's compensation, depending upon the length of time elapsed since commencement of his employment.

        Mr. Wise's 1999 employment agreement provided for an annual salary of $110,000. The agreement is effective October 1, 1998 and had a term of 12 months. The agreement also provided for automobile expense reimbursement of $1,500 per month. The Company has entered into a new employment agreement for the period October 1, 1999 through September 30, 2000. The new agreement provides for an annual salary of $140,000 and a monthly automobile expense reimbursement of $1,500. In the event Mr. Wise's employment is terminated without cause, he would be entitled to severance pay equal to one year's compensation.

BONUS PLAN

        The Human Resources Committee is working on the creation of an Executive Performance Bonus Plan for certain employees of the Company, and anticipates such plan may be established during the fiscal year 2000. There were no bonus plans in effect at June 30, 1999.

401(k) PLAN

        The Natural Alternatives Partnership for Profits Plan (the "401(k) Plan") is considered a qualified plan under Section 401(k) of the Internal Revenue Code (the "Code"). All employees of the Company with twelve months and at least one thousand hours of service during such twelve month period are eligible to participate in the 401(k) Plan. The 401(k) Plan provides for employee contributions of up to 15% of compensation. Employer contributions are determined by the Board in its discretion. The Company may match up to 100% of each employee's contribution which does not exceed 5% of the employee's total compensation. Employee contributions in the 401(k) Plan are 100% vested. Participants become vested in employer contributions at the rate of 331/3% per year until fully vested. The Company contributed to the 401(k) Plan and expensed $167,218, $146,277 and $114,206, in 1999, 1998 and 1997, respectively.

STOCK OPTION PLANS

        The Company maintains two stock option plans: the 1992 Incentive Stock Option Plan (the "Incentive Plan"), which was approved by the stockholders of the Company at its Annual Meeting of Stockholders on June 5, 1992, and the 1994 Nonqualified Stock Option Plan (the "1994 Nonqualified Plan"), which was approved by the Board of Directors on December 9, 1994 and by the stockholders of the Company at its Annual Meeting of Stockholders on May 10, 1996. The Incentive Plan provides for the granting of "incentive stock options" as described in Section 422 of the Internal Revenue Code of 1986 (the "Code"). The 1994 Nonqualified Plan provides for the granting of nonqualified stock options which are not intended to qualify under any provision of the Code. The Company previously maintained a third stock option plan, the 1992 Nonqualified Stock Option Plan, which was approved by the Stockholders of the Company at its Annual Meeting of Stockholders on June 5, 1992. The 1992 Nonqualified Stock Option Plan had all remaining outstanding options exercised during fiscal 1999.

        On September 9, 1993, all options then authorized under the Incentive Plan were granted with exercise price equal to the fair market value price of $4.875 per share. On December 9, 1994, the Stockholders approved an amendment to the Incentive Plan, increasing the number of common shares that may be granted from 200,000 to 500,000.

        On January 24, 1995, options for 500,000 shares under the 1994 Plan were granted at the fair market value of $4.625 per share. On January 21, 1998, options for 300,000 shares under the Incentive Plan were granted at the fair market value of $10.50 per share. During fiscal 1999, 125,000 shares underlying those options were forfeited by terminated employees. On May 10, 1999, options for 70,000 shares under the Incentive Plan were granted at the fair market value of $3.78 per share. During fiscal 1999, 188,250 shares under the Incentive Plan were forfeited by terminated employees.

INCENTIVE PLAN

        The purpose of the Incentive Plan is to promote the interests of the Company by providing a method whereby key management personnel of the Company responsible for the management, growth and financial success of the Company may be offered incentives to encourage them to acquire a proprietary interest or to increase their proprietary interest in the Company, and to remain in the employ of the Company and its subsidiaries. The total number of shares issuable under the Incentive Plan may not exceed 500,000 shares, subject to certain adjustments.

        The Incentive Plan is to be administered by either the Board of Directors ("Board") or the Company's Human Resources Committee. Subject to the express provisions of the Incentive Plan, the Board or the Human Resources Committee will have complete authority to determine the employees to whom, and the times at which options are to be granted, the number of shares to be subject to each option, the option term and all other terms and conditions of an option. The Board or the Human Resources Committee will also have the authority to interpret the provisions in the Incentive Plan and to prescribe rules and regulations for its orderly administration.

        The exercise price of incentive stock options granted under the Incentive Plan may not be less than 100% of the fair market value of the Common Stock on the date of the option grant. With respect to any key employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares at the time of grant and the term of such option may not exceed five years. Each option granted under the Incentive Plan will be exercisable at such time or times, during such period, and for such number of share as is determined by the Board or the Human Resources Committee and set forth in the instrument evidencing the option. No option granted under the Incentive Plan shall have a term in excess of ten years from the date of grant.

        During the lifetime of the optionee, the option will be exercisable only by the optionee and may not be assigned or transferred by the optionee other than by will or the laws of descent or distribution. Should an optionee cease to be an employee of the Company or its subsidiaries for any reason other than death, then any outstanding option granted under the Incentive Plan will be exercisable by the optionee only during the three month period following cessation of employee status, and only to the extent of the number of shares for which the option is exercisable at the time of such cessation of employee status.

        If the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by sale, merger, reorganization or liquidation, each option outstanding will become exercisable during the 15 days immediately prior to the scheduled consummation of such sale, merger, reorganization or liquidation with respect to the full number of shares of the Company's Common Stock purchasable under such option, unless the successor corporation or parent assumes or replaces the outstanding options.

        In the event any change is made to the outstanding shares of the Company's Common Stock without the receipt of consideration by the Company, then unless such change results in the termination of all outstanding options, appropriate adjustments will be made to the maximum number of shares issuable under the Incentive Plan and to the number of shares and the option price per share of the stock subject to each outstanding option.

1994 NONQUALIFIED PLANS

        The purpose of the 1994 Nonqualified Plan (the "Nonqualified Plan") is to provide an incentive to eligible employees, consultants and officers, whose present and potential contributions are important to the continued success of the Company, the opportunity to acquire a proprietary interest in the Company. The Nonqualified Plan also enables the Company to enlist and retain in its employment qualified personnel for the successful conduct of its business. Officers, consultants and other employees of the Company and its subsidiaries whom the administrators deem to have the potential to contribute to the success of the Company shall be eligible to receive options under the Nonqualified Plan.

        The administrators of the Nonqualified Plan shall be either the Board of the Company or a committee designated by the Board. The administrators have full power to select, from among the officers, employees and consultants of the Company eligible for options, the individuals to whom options will be granted, and to determine the specific terms of each grant, subject to the provisions of the Nonqualified Plan.

        The exercise price for each share covered by the Nonqualified Plan will be determined by the administrators, but will not be less than 100% of the fair market value of a share of Common Stock of the Company on the date of grant of such option. The term of each option will be fixed by the administrators of the Nonqualified Plan. In addition, the administrators will determine the time or times each option may be exercised. Options may be exercisable in installments, and the exercisability of options may be accelerated by the administrators.

        Options granted pursuant to the Nonqualified Plan are nontransferable by their participants, other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the participant only by the participant. In the event of an optionee's termination of employment or consulting relationship for any reason other than death or total and permanent disability, an option may be thereafter exercised, to the extent it was exercisable at the date of such termination, for such period of time as the administrator shall determine at the time of grant, but only to the extent that the term of the option has not expired.

        Subject to the Nonqualified Plan's change in control provisions, in the event of the sale of substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option shall be assumed or substituted by such successor corporation or parent or subsidiary of such successor corporation. The Nonqualified Plan also provides that in the event of a change of control of the Company, certain acceleration and valuation provisions shall apply, except as otherwise determined by the Board at its discretion prior to the change of control.

        In the event of any change in capitalization in the Company which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares which have been reserved for issuance under the Nonqualified Plan and the price per share covered by each outstanding option.

DEFINED BENEFIT PENSION PLAN

        The Company sponsors a defined benefit pension plan (the "Plan"), which provides retirement benefits to employees based generally on years of service and compensation during the last five years before retirement. Effective June 21, 1999, the Company adopted an amendment to freeze benefit accruals and admission of new participants into the Plan, resulting in the recognition of $97,606 of net curtailment gains in 1999. The gains resulted from the net decrease of the Company's benefit obligation. For the year ended June 30, 1999, the estimated amortized portion of the unfunded estimated accrued liability for prior service cost, using a 30-year funding period, amounted to $410,048. This amount has been accrued in the current period. The Company's policy is to fund the net pension cost accrued. However, the Company would not contribute an amount less than the minimum funding requirements of the Employee Retirement Income Security Act of 1974 or more than the maximum tax-deductible amount.

                     REPORT OF THE HUMAN RESOURCES COMMITTEE

        The Human Resources Committee is a standing committee of the Board of Directors of the Company and is composed entirely of outside directors. The Human Resources Committee is responsible for adopting and evaluating the effectiveness of compensation policies and programs for the Company and for making recommendations regarding the appointment and the compensation of the Company's executive and other officers to the full Board of Directors of the Company.

        The following report is submitted by the Human Resources Committee members with respect to the executive compensation policies established by the Human Resources Committee and compensation paid or awarded to executive and other officers for fiscal year 1999.

COMPENSATION PHILOSOPHY AND OBJECTIVES

        In adopting and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Human Resources Committee is guided by three basic principles:

        1. The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel.

        2. Annual executive compensation in excess of base salaries should be tied to the Company's performance.

        3. The financial interest of the Company's senior executives should be aligned with the financial interest of the stockholders, primarily through stock option grants and other equity-based compensation programs which reward executives for improvements in the long term value of the Company's Common Stock.

SALARIES AND EMPLOYEE BENEFIT PROGRAMS

        In order to retain executives and other key employees, and attract well-qualified executives when the need arises, the Company strives to offer salaries, health care and other employee benefit programs to its employees comparable to those offered by competing businesses. In establishing salaries for executive officers, the Human Resources Committee reviews the historical performance of the executives and available information regarding prevailing salaries and compensation programs offered by competing businesses. Another factor which is considered in establishing salaries of executive officers is the cost of living in Southern California where the Company is headquartered, as such cost generally is higher than in other parts of the country.

        The Committee believes the base salary and employee benefits of the Company in 1999 were generally comparable to or lower than those offered by comparable companies in Southern California.

STOCK OPTIONS AND EQUITY-BASED PROGRAMS

        In order to align the financial interest of senior executives and other key employees with those of the stockholders, the Company grants stock options to purchase Common Stock of the Company to its senior executives and other key employees on a periodic basis. Stock option grants reward senior executives and other key employees for performance, which results in increases in the market price of the Company's Common Stock, which directly benefits all stockholders.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

        Mr. LeDoux, the Chief Executive Officer, is awarded a base salary and is evaluated substantially in accordance with the foregoing policies. During fiscal 1999, Mr. LeDoux's base salary was $208,000. No incentive bonuses were issued in 1999. In determining Mr. LeDoux's base salary for fiscal year 1999, the Human Resources Committee, in its discretion, made no change from the prior period. In making the determination to increase Mr. LeDoux's base salary to $260,000 annually for the period October 1, 1999 through September 30, 2000, the committee considered the base salary of CEO's in comparable companies, the lesser number of recent and proposed option grants to Mr. LeDoux compared to other executives, and Mr. LeDoux's role in implementing the Company's stated strategic goals in the past twelve months, including but not limited to a reorganization of management, reorganization of employee benefits and executive compensation plan, creation of a new strategic plan, new marketing programs, implementation of a new accounting system, and successful establishment of a foreign subsidiary. No specific weight was assigned to these factors by the Human Resources Committee in determining the amount of Mr. LeDoux's base salary.

                                        Human Resources Committee

                                        William R. Kellas
                                        J. Scott Schmidt
                                        Lee G. Weldon

        The foregoing report and the Stockholder Return Performance Graph hereinbelow are not "soliciting material," are not deemed filed with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference and shall not otherwise be deemed filed under such Acts.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Company's Human Resources Committee for fiscal 1999 were William R. Kellas, Lee G. Weldon and J. Scott Schmidt There were no interlocks or other relationships among the Company's executive officers and directors that are required to be disclosed under applicable executive compensation disclosure regulations.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly performance of the cumulative total stockholder return (change in stock price plus reinvested dividends) on the Company's Common Stock with the total return of the Nasdaq US Index and Nasdaq Pharmaceutical Companies for the period beginning June 30, 1994 and ending June 30, 1999. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.








                              [PERFORMANCE GRAPH]









                                                6/30/94   6/30/95   6/30/96   6/30/97   6/30/98   6/30/99
                                                -------   -------   -------   -------   -------   -------
Natural Alternatives International, Inc.          100        71       109        87       229        39
Nasdaq US                                         100       133       171       209       275       392
Nasdaq Pharmaceuticals                            100       133       196      1994       205       285



        Assumes a $100 investment on June 30, 1994 in each of the Company's Common Stock, the securities comprising the Nasdaq US Index, and the securities comprising the Nasdaq Pharmaceutical Companies.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 30, 1999 by (i) each director and nominee for director; (ii) each of the Company's executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock. Except as otherwise indicated in the footnotes and subject to applicable community property laws, to the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.


                                            SHARES BENEFICIALLY     PERCENT BENEFICIALLY
                                                   OWNED                  OWNED(1)
                                            -------------------     --------------------
Wellington Management Co. LLP(2)                   582,800                  9.9%
  75 State Street
  Boston, MA 02109

FMR Corp.(3)                                       346,400                  5.98%
  82 Devonshire Street
  Boston, MA 02109

Kennedy Capital Management, Inc.(4)                335,800                  5.7%
  10829 Olive Blvd.
  St. Louis, MO 63141

Wasatch Advisors, Inc.(5)                          315,025                  5.4%
  150 Social Hall Avenue
  Salt Lake City, UT 84111

Marie A. LeDoux(6)                               1,017,301                 16.99%

Mark A. LeDoux(7)                                  404,917                  6.76%

John A. Wise(9)                                    118,250                  1.99%

William R. Kellas(8)                                29,500                   .49%

Lee G. Weldon                                       43,880                   .73%

R. David Lough                                      10,200                   .17%

Douglas E. Flaker                                    5,900                   .10%

David K. Shunick                                     4,000                   .07%

All Directors and Officers                       1,633,948                 27.30%
as a Group (8 Persons)(5)

(1) Shares of Common Stock which were not outstanding but which could be acquired upon exercise of an option within 60 days from September 30, 1999 are considered outstanding for the purpose of computing the percentage of outstanding shares beneficially owned. However, such shares are not considered to be outstanding for any other purpose.

(2) Based on its Schedule 13G dated February 8, 1999, wherein Wellington Management Co. LLP ("Wellington") reported the beneficial ownership of 582,800 shares of the Company's Common Stock. Wellington reports that it has shared voting power as to 507,800 of such shares, does not have sole voting power as to any of such shares, and has shared dispositive power as to all of such shares.

(3) Based on its Schedule 13G dated February 12, 1999 wherein FMR Corp. ("FMR") reported the beneficial ownership of 346,400 shares of the Company's Common Stock. FMR reports it has sole power to direct the vote of 230,800 of such shares, does not have shared authority to vote any of such shares, and has sole dispositive powers as to all of such shares.

(4) Based on its Schedule 13G dated February 9, 1999 wherein Kennedy Capital Management, Inc. ("Kennedy") reported beneficial ownership of 335,800 shares of the Company's Common Stock. Kennedy reports it has sole voting power as to 316,050 of such shares, does not have shared voting power as to any of such shares and has sole dispositive power as to all of such shares.

(5)  Based on its Schedule 13G/A dated February 12, 1999.

(6) Includes 10,000 shares which Mrs. LeDoux has the right to acquire upon exercise of options exercisable within 60 days of September 30, 1999.

(7) Includes 800 shares held in the name of Mr. LeDoux's wife, Julie LeDoux and 8,000 shares held as custodian for his children and a niece. Also includes 122,500 shares which Mr. LeDoux has the right to acquire upon exercise of options exercisable within 60 days of September 30, 1999.

(8)  Includes 1,500 shares of common stock held in the name of Dr. Kellas' wife.

(9) Includes 93,750 shares which Mr. Wise has the right to acquire upon exercise of options exercisable within 60 days of September 30, 1999.

        There is no arrangement known by the Company, the operation of which may at a subsequent date, result in a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During 1997, the Company had sales of $14,812, in which the former President and stockholder, William A. Toomey, was at that time a key employee and beneficial owner of 1% of the stock of the Company. At June 30, 1997, the amount receivable from Perfect Equation, Inc. was $775,302, which amount was fully reserved because the Company had determined the account to be doubtful of collection. The Company recovered $263,400 in the year ended June 30, 1998, and $511,902 was written off in the year ended June 30, 1999.

        The Company entered into an agreement with the father-in-law and mother-in-law of the Chief Executive Officer of the Company in December, 1991, which provides commissions on sales to a particular customer. The agreement will expire in December, 2001. The commission equals 5% of sales, and is capped at $25,000 per calendar quarter, effective January 1, 1993. Amounts paid under this agreement were $100,000 for each of the years ended June 30, 1999, 1998 and 1997. There were no amounts remaining due and unpaid under the agreement at June 30, 1999 or 1998.

        Included in notes receivable are notes with the Chief Executive Officer, the Vice President of Science and Technology, the Vice President of Marketing, and the Vice President of Operations. During fiscal 1999, the Company made 6% interest-bearing loans, secured by Company Stock, for $20,000 each to the Vice President of Science and Technology, the Vice President of Marketing, and the Vice President of Operations. The balances of these notes as of June 30, including accrued interest, are shown below:

                                                   1999        1998
                                                  -------     -------
Chief Executive Officer                           $63,208     $84,685
Vice President of Science and Technology           79,036      52,538

Vice President of Marketing                        20,143          --
Vice President of Operations                       20,143          --

        In addition, during December, 1998, the Company made a 5 1/2% interest-bearing loan to the Executive Vice President in the amount of $250,000. The loan, including accrued interest, was repaid in February 1999.

        During the year ended June 30, 1999, the Company made non-interest-bearing loans to the Chairman of the Board and the former President in the amount of $50,000 and $6,901, respectively. Amounts owed on these loans, which are secured by proceeds from life insurance policies on their respective lives, were $250,000 and $200,000 for the Chairman of the Board and $0 and $82,815 for the former President at June 30, 1999 and 1998, respectively.


                                   PROPOSAL 2
                         APPROVAL OF THE ADOPTION OF THE
                    NATURAL ALTERNATIVES INTERNATIONAL, INC.
              1999 OMNIBUS EQUITY INCENTIVE PLAN (THE "1999 PLAN")
                      AND THE RESERVATION OF 500,000 SHARES
                           OF COMMON STOCK THEREUNDER

        The 1999 Plan was adopted by the Board of Directors of the Company effective May 10, 1999 subject to approval by the stockholders. The purpose of the 1999 Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) and stock appreciation rights ("SAR").

        The primary features of the 1999 Plan are summarized below. This summary is qualified in its entirety by reference to the specific provisions of the 1999 Plan, the full text of which is set forth as Exhibit A to this Proxy Statement.

SHARES AVAILABLE FOR GRANTS

        The shares of the Company's common stock issued pursuant to the 1999 Plan may be authorized but unissued shares or treasury shares. The aggregate number of options, SARs, stock units and restricted shares awarded under the 1999 Plan shall not exceed (a) the shares reserved to the 1999 Plan by the Board of Directors and approved by the stockholders plus (b) additional common shares added by an annual increase provision contained in the 1999 Plan and by common shares again becoming subject to the 1999 Plan through forfeitures, option expiration and similar events.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

        Options may be granted under the 1999 Plan by the Board of Directors as incentive stock options ("ISOs") intended to qualify for favorable tax treatment under U.S. tax law, or as nonqualified stock options ("NSOs"). Stock appreciation rights ("SARs") may be granted with respect to any options granted under the 1999 Plan and may be exercised only when the underlying option is exercisable. A SAR permits the holder to surrender an option or any portion thereof and receive in exchange shares of common stock, cash or a combination thereof, with an aggregate value equal to the excess of the fair market value of one share of common stock over the exercise price specified in such option multiplied by the number of shares covered by such option or portion thereof which is to be exercised. The 1999 Plan requires that the exercise price of all ISOs be equal or greater than the fair market value of the Company's common stock on the date of grant of that option and that the exercise price of all NSOs and SARs be equal or greater than eighty-five percent of the fair market value of the Company's common stock on the date of grant of that option or SAR. The term of any ISO or related SAR cannot exceed ten years from date of grant, and the term of any NSO cannot exceed ten years and one month from date of grant. Subject to the terms of the 1999 Plan and any additional restrictions imposed at the time of grant, options and any related SARs will become exercisable commencing as specified in the agreement evidencing the option or SAR.

        Subject to such rules as the Human Resources Committee of the Board of Directors of the Company (the "Committee") may impose, the exercise price of an option may be paid in cash, in shares of the Company's common stock already owned by the optionee, with a combination of cash and shares, by effecting a "cashless exercise" if so approved by the Board of Directors of the Company, or with such other consideration as shall be approved by the Board of Directors of the Company. A "cashless exercise" is one or more techniques which allow the optionee to exercise stock options without cash either through the assistance of a broker by either a simultaneous exercise and sale, or a broker loan, or by surrendering shares underlying the option with a fair market value equal to the exercise price of the shares purchased upon exercise. The "cashless exercise" technique does not increase the compensation the option provides, and the optionee receives the same economic benefit as he or she would upon exercise of a stock appreciation right issued in tandem with the option.

        The 1999 Plan provides for the automatic grant of NSOs to outside Directors. Upon first becoming a member of the Board of Directors of the Company, each outside Director receives a NSO to purchase 10,000 common shares. Thereafter, each outside Director receives an additional NSO covering 10,000 common shares each year he or she continues serving on the Board of Directors of the Company.

        In the case of a Change in Control of the Company, as defined in the 1999 Plan, options granted pursuant to the 1999 Plan may become fully exercisable as to all optioned shares from and after the date of such Change in Control, in the discretion of the Committee or as may otherwise be provided in the grantee's option agreement.

RESTRICTED STOCK AWARDS TO EMPLOYEES

        The Committee or the Board of Directors may grant shares of common stock to 1999 Plan participants in such amounts, and subject to such restrictions ("Restricted Stock") and additional terms and conditions, if any, as the Committee, in its sole discretion, shall determine, consistent with the provisions of the 1999 Plan. As a condition to any award of Restricted Stock, the Committee may require a participant to pay an amount equal to, or in excess of, the par value of the shares of Restricted Stock or common stock awarded to him or her.

        Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during a "Restricted Period," which in the case of grants to employees shall not be less than one year from the date of grant. The Restricted Period with respect to any outstanding shares of Restricted Stock awarded to employees may be reduced by the Committee at any time, but in no event shall the Restricted Period be less than one year. Except for such restrictions, the employee as the owner of such stock, shall have all of the rights of a stockholder including, but not limited to, the right to vote such stock and to receive dividends thereon as and when paid.

        In the event an employee's employment is terminated for any reason, an employee's Restricted Stock will be subject to repurchase by the Company at the original purchase price; provided, however, that the Committee or the Board of Directors may limit such repurchase right in its sole discretion. At the end of the Restricted Period all shares of Restricted Stock shall be transferred free and clear of all restrictions to the employee. In the case of a Change in Control of the Company as defined in the 1999 Plan, an employee may receive his or her Restricted Stock free and clear of all restrictions in the discretion of the Committee or as may otherwise be provided pursuant to the employee's Restricted Stock award.

STOCK UNIT AWARDS

        The Committee or the Board of Directors may grant stock unit awards ("Stock Units") consisting of bookkeeping entries equivalent to the ownership of shares of common stock, at such times and in such amounts as it may determine. Such Stock Units shall be subject to all applicable terms of the 1999 Plan and such additional terms and conditions, if any, as the Committee or the Board of Directors may determine from time to time. The provisions of the various agreements governing Stock Units need not be identical. No cash payment is required of any recipient of an award of Stock Units.

        Stock Units have no voting rights associated with them. Stock Units may be entitled to dividend equivalent rights, in the discretion of the Committee or the Board of Directors. Dividend equivalents may be converted into additional Stock Units, may be settled in cash or may be settled in common stock or a combination of cash and common stock. Settlement of the Stock Units themselves may also be made in the form of cash, common stock or a combination of both. The method for converting Stock Units to cash shall be determined by the Committee or the Board of Directors, in its discretion.

        Any Stock Units which are settled or become payable following the death of the recipient shall be paid or distributed to the recipient's designated beneficiary. If no beneficiary has been designated payment or distribution shall be made to the recipient's estate. The recipient of any Stock Units shall have no rights, except those of a general, unsecured creditor of the Company. All such rights shall also be subject to the terms of any applicable Stock Unit agreement.

PLAN ADMINISTRATION

        The 1999 Plan will be administered by the Committee or the Board of Directors. The Board of Directors of the Company will have the authority to amend the 1999 Plan as it deems advisable; however no such amendment will, without authorization and approval of stockholders: (i) increase the aggregate number of shares available for the granting of awards under the 1999 Plan except in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, split-up, split-off, spin-off, liquidation or other similar corporate change; (ii) change the manner of determining the minimum exercise prices other than to change the manner of determining the fair market value of the common stock; and (iii) extend the period during which awards may be granted or exercised.

        Subject to the terms of the 1999 Plan, the Committee or the Board of Directors will select the individuals to whom options, SARs, Restricted Stock and Stock Unit awards will be granted, determining the number of shares subject to each option award and SAR, prescribe the terms and conditions of each option award, SAR and Stock Unit award granted under the 1999 Plan, and make any other determination necessary or advisable for administration of the 1999 Plan.

        Shares subject to options, related SARs or Stock Units which lapse without having been exercised become available for new grants under the 1999 Plan. Any Restricted Stock or common stock issued upon exercise of the options which is subsequently forfeited shall be available again for such new grants. To the extent SARs are exercised or Stock Units settled, only the shares actually issued will be charged against the maximum number of shares authorized under the 1999 Plan.

FEDERAL TAX CONSEQUENCES

        The following is a general description of the federal income tax consequences of Awards made under the Plan. State and local tax treatment, which is not discussed below, may vary from the federal income tax treatment.

        INCENTIVE STOCK OPTIONS. The recipient will not recognize taxable income at the time an ISO is either granted or exercised. However, the amount by which the fair market value at the time of exercise of the purchased shares exceeds the exercise price paid for those shares will constitute an adjustment to the recipient's income for purposes of the alternative minimum tax. Generally, recipients will recognize income in the year in which they make a disposition of the shares purchased under an ISO. A disposition of shares purchased under an ISO will occur when the recipient transfers legal title to those shares, whether by sale, exchange or gift, or delivers such shares in payment of the exercise price of any other ISO prior to the satisfaction of the ISO holding periods. However, a disposition will not occur as a result of any of the following transactions: a transfer to spouse, a transfer into joint ownership with right of survivorship, a pledge of the shares as collateral for a loan, a transfer by bequest or inheritance upon death, or certain tax-free exchanges of the shares permitted under the Code.

        The federal income tax liability resulting from disposition of shares purchased under an ISO will depend upon whether the holder makes a qualifying or disqualifying disposition of the shares. A qualifying disposition will occur if the sale or other disposition of the shares takes place more than two years after the date the Incentive Option was granted and more than one year after the date the option was exercised. A disqualifying disposition is any sale or other disposition made before both of these minimum holding periods are satisfied.

        A qualifying disposition results in recognition of a capital gain equal to the excess of (a) the amount realized upon the sale or disposition over (b) the exercise price paid for the shares. The capital gain will be "long-term" if the recipient held the shares more than 18 months and "mid-term" if the recipient held the shares more than one year but not more than 18 months. In general, the maximum federal income tax rate on long-term capital gains is 20%, and the maximum rate on mid-term capital gains is 28%. The recipient will recognize a capital loss if the amount realized is lower than the exercise price paid for the shares. No deduction is allowable to the Company in the event of a qualifying disposition.

        Normally, when shares purchased under an Incentive Option are made the subject of a disqualifying disposition, the optionee will recognize ordinary income at the time of the disposition in an amount equal to the excess of (a) the fair market value of the shares on the exercise date over (b) the exercise price paid for those shares. If the disqualifying disposition is effected by means of an arm's length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which the amount realized upon the disposition of the shares exceeds the exercise price paid for the shares.

        The amount of the optionee's disqualifying disposition income will be reported by the Company on the optionee's W-2 wage statement for the year of disposition, and any applicable withholding taxes that arise in connection with the disqualifying disposition will be deducted from the optionee's wages or otherwise collected from the optionee. The disqualifying disposition income is deductible by the Company.

        Any additional gain recognized upon the disqualifying disposition will be capital gain. The capital gain will be long-term if the holder held the shares more than 12 months, and short-term if held not more than one year. The maximum federal income tax rate on long-term capital gains generally is 20%. Short-term capital gains generally are taxed at the same rate as ordinary income.

        NONQUALIFIED STOCK OPTIONS. The recipient of a nonqualified stock option under the 1999 Plan will not recognize any taxable income at the time the option is granted.

        Upon exercise, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of Common Stock received on the date of exercise over the option exercise price. Upon a subsequent sale of the shares of Common Stock, long-term, mid-term or short-term capital gain or loss (depending upon the holding period) will generally be recognized equal to the excess of the difference between the amount realized over the fair market value of the shares on the date of exercise.

        The Company will generally be entitled to a compensation deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided the Company reports the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

        CASHLESS EXERCISE. An option holder who pays the option exercise price, in whole or in part, delivering shares of Common Stock already owned by him or her will generally recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. As noted above, if shares received on the exercise of an incentive stock option are used within the time periods that apply to a disqualifying disposition, then the rules for disqualifying dispositions, described above, will apply. To the extent the shares acquired upon exercises are equal in number to the shares surrendered, the basis and holding period for capital gains purposes will be the same as the shares surrendered. The basis of such shares shall be increased by the income, if any, recognized in the case of any applicable disqualifying disposition. The basis of the shares received in excess of the shares surrendered upon exercise will be equal to the fair market value of the shares on the date of exercise, and the holding period for the shares received will commence on that date.

        The Board of Directors elected to reserve for the 1999 Plan for issuance thereunder, 500,000 shares of the Company's Common Stock, subject to the approval of the stockholders. The reservation of such Common Stock will enable the 1999 Plan to promote the long-term success of the Company and the creation of stockholder value as intended by the Board of Directors and the stockholders, assuming stockholder ratification of the adoption of the 1999 Plan.

REQUIRED VOTE

        The affirmative vote of a majority of the holders of Common Stock voting on the proposal is required for adoption of this Proposal 2.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3
                         APPROVAL OF THE ADOPTION OF THE
                    NATURAL ALTERNATIVES INTERNATIONAL, INC.
                      1999 EMPLOYEE STOCK PURCHASE PLAN AND
                      THE RESERVATION OF 150,000 SHARES OF
                             COMMON STOCK THEREUNDER

        The Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan"), which was adopted by the Board in October, 1999, provides employees of the Company with the opportunity to purchase shares of Common Stock through payroll deductions. A total of 150,000 shares of Common Stock have been reserved for issuance under the Purchase Plan, plus an annual increase to be added on the first day of the Company's fiscal year beginning July 1, 2000 equal to the lesser of: (i) 150,000 shares; (ii) 2% of the total number of outstanding shares of stock on the last trading day of the prior fiscal year; or (iii) such amount as determined by the Board. The Company is requesting shareholder approval of the Purchase Plan in this Proxy Statement.

        The principal features of the Purchase Plan are summarized below. This summary is qualified in its entirety by reference to the provisions of the Purchase Plan, the full text of which is set forth as Exhibit B to this Proxy Statement.

PURPOSE

        The purpose of the Purchase Plan is to assist the Company in retaining the services of its employees, to secure and retain the services of the new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

        The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

        The Purchase Plan is administered by the Board, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board is authorized to delegate administration of the Purchase Plan to a committee composed of one or more non-employee members of the Board. The Board has delegated administration of the Purchase Plan to the Human Resources Committee of the Board. As used herein with respect to the Purchase Plan, the term "Board" refers to the Human Resources Committee as well as to the Board of Directors.

ELIGIBILITY

        Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee has been in the continuous employ of the Company for three months.

        Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any affiliate of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

OFFERING DATES

        The Purchase Plan is implemented by accumulating payroll deductions of participating employees generally during a six-month offering period, offering periods thereunder to commence January 1 and July 1 of each year, provided, however, the first two offering periods shall consist of three-month periods, with the first offering period commencing on January 1, 2000 and ending on March 31, 2000, and the second offering period commencing on April 1, 2000 and ending on June 30, 2000. The Board has the power to alter the duration of the offering periods without stockholder approval, if such change is announced at least 5 days prior to the scheduled beginning of the first offering period to be affected.

PURCHASE PRICE

        The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of 85% of the fair market value of a share of Common Stock on the date of commencement of the offering period or 85% of the fair market value of a share of stock on the last day of the offering period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

        The purchase price of the shares is accumulated by payroll deductions over the offering period. The deductions may not exceed 15% of a participant's compensation. A participant may discontinue his or her participation in the Purchase Plan, and may decrease or increase the rate of payroll deductions during an offering period, subject to the minimum and maximum percentage payroll deduction requirements.

PURCHASE OF STOCK

        By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering exceeds the maximum aggregate number of shares available for purchase, the Board will make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, shares automatically are purchased upon the designated purchase date or dates during the offering at the applicable price. See "Withdrawal" below.

DURATION AND AMENDMENT

        The Board may suspend, terminate or amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months before or after its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan except as provided for, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or (iii) modify any other provision of the Purchase Plan if such modification requires stockholder approval.

WITHDRAWAL; TERMINATION OF EMPLOYMENT

        A participant's interest in a given offering period may be terminated by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period. A participant's withdrawal from one offering period does not have any effect upon such participant's eligibility to participate in subsequent offerings. Upon withdrawal from an offering period, all payroll deductions which have been credited to the participant's account prior to the notice of withdrawal will be returned to the participant without interest.

        Termination of a participant's employment for any reason, including retirement or death, or the failure of the participant to remain in the continuous employ of the Company for at least 20 hours per week during the applicable offering period, cancels the participant's participation in the Purchase Plan. In such event, the payroll deductions credited to the participant's account will be returned to such participant or to his or her beneficiaries without interest.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following summary of certain federal income tax consequences of the purchase of shares of Common Stock under the Purchase Plan is based on the laws and regulations in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences under state and/or local tax laws, and such tax laws may not correspond to the federal tax treatment described herein.

        The Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. If certain employee requirements are satisfied, an employee who is granted a right, or "option," to purchase stock under a plan meeting the requirements of Code Section 423 will not be subject to federal income tax, and the Company will not be entitled to any deduction on either the grant or the exercise of such right.

        If the employee makes no disposition of the stock acquired pursuant to the exercise of such right within two years after the date of the grant of such stock purchase right (generally, the commencement date of the six-month offering period, hereinafter referred to as the "Offering Date") or within one year after the transfer of the stock to the employee pursuant to the exercise of such right, any gain or loss on the subsequent disposition of the stock generally will be treated as long-term capital gain or loss, except to the extent that the employee's purchase price was less than 100% of the fair market value of the stock on the Offering Date, and no deduction will be available to the Company at the time of such disposition. If the employee's purchase price for the stock was less than 100% of the fair market value of the stock on the Offering Date, the employee will be required to include in his or her gross income as ordinary income for the year of the disposition (or, if earlier, at the time of his or her death) an amount equal to the lesser of (i) the excess of the fair market value of the stock on the Offering Date over the purchase price that the employee would have been required to pay if the purchase price had been determined as of the Offering Date, or (ii) the excess of the fair market value of the stock at the time of the disposition or death over the amount paid for the stock. No deduction will be available to the Company with respect to any such ordinary income recognized by the employee.

        Any sale or other disposition of stock acquired under a right granted under the Purchase Plan at any time within (i) two years after the Offering Date or (ii) one year after the transfer of the shares to the employee pursuant to the exercise of such right (other than a disposition by reason of death of the employee or certain dispositions pursuant to insolvency proceedings) generally will be treated as a "disqualifying disposition." Upon a disqualifying disposition, the employee generally will recognize ordinary compensation income in an amount equal to the difference between the purchase price and the fair market value of the stock at the date the option is exercised. Any gain in excess of such ordinary income amount generally will be short-term or long-term capital gain, depending on the employee's holding period. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the employee by reason of a disqualifying disposition.

        The Board elected to reserve to the 1999 Purchase Plan for issuance thereunder, 150,000 shares of the Company's Common Stock, subject to the approval of the stockholders. The reservation of such Common Stock will enable the 1999 Purchase Plan to promote the long-term success of the Company and the creation of stockholder value as intended by the Board and the stockholders, assuming stockholder ratification of the adoption of the 1999 Purchase Plan.

REQUIRED VOTE

        The affirmative vote of a majority of the holders of Common Stock voting on the proposal is required for adoption of this Proposal 3.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                                   PROPOSAL 4
                              SELECTION OF AUDITORS

        Subject to stockholder approval at the Annual Meeting, the Board has selected KPMG LLP to continue as the Company's independent auditors for the fiscal year ending June 30, 2000. A representative of KPMG LLP is expected to be present at the Annual Meeting.

        Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

REQUIRED VOTE

        The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of KPMG LLP.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

                             STOCKHOLDERS' PROPOSALS

         Under Regulation Section 240.14a-5 adopted pursuant to Section 14(a) of the Securities Exchange Act of 1934, stockholders who intend to submit proposals at the 2000 Annual Meeting must submit such proposals to the Company no later than July 1, 2000 in order for them to be included in the Proxy Statement and the form of Proxy to be distributed by the Board in connection with that meeting. If the 2000 Annual Meeting is held on a date which is not within 30 days of December 6, then such proposals must be submitted a reasonable time before the Company begins to print and mail its proxy materials. If a stockholder wishes to have a proposal considered at the 2000 Annual Meeting but does not utilize the process set forth in Regulation Section 240.14a-5, the Company's bylaws control the timely filing of such proposals. Under the Company's bylaws, a stockholder proposal is not timely unless delivered to or mailed to the Secretary of the Company and received at the executive offices of the Company not less than thirty (30) days nor more than sixty (60) days prior to the meeting as originally scheduled. In the event less than forty (40) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be made timely must be received by the Company not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was made or publicly disclosed. It is recommended that stockholders submitting proposals or notices of proposals direct them to the Secretary and to the Chief Financial Officer of the Company and utilize Certified Mail-Return Receipt Requested. Stockholders' proposals should be submitted to Natural Alternatives International, Inc., 1185 Linda Vista Drive, Suite D, San Marcos, CA 92069, Attn: Chief Financial Officer.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons holding more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports.

        Based solely on its review of the copies of reporting forms received by the Company, the Company believes that during the fiscal year ended June 30, 1999, all filing requirements under Section 16(a) were satisfied.

                                 ANNUAL REPORTS

        The Company's 1998 and 1999 Annual Reports which include audited financial statements for the Company's fiscal years ended June 30, 1997, June 30, 1998 and June 30, 1999, respectively, are being mailed with this Proxy Statement to stockholders of record on or about October 29, 1999.

                                  OTHER MATTERS

        The Board knows of no other matters which will be brought before the Annual Meeting. If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is intended that the persons named in the enclosed form of Proxy will vote on such matters in accordance with their best judgment.


                                        By Order of the Board of Directors



                                        Marie A. LeDoux
                                        Secretary

PROXY


                    NATURAL ALTERNATIVES INTERNATIONAL, INC.
                             A DELAWARE CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 6, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark A. LeDoux and R. David Lough as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse hereof, all the shares of Common Stock of Natural Alternatives International, Inc., held of record by the undersigned on October 20, 1999, at the Annual Meeting of Stockholders to be held on December 6, 1999, or any adjournment thereof.

                    (PLEASE DATE AND SIGN ON THE OTHER SIDE)





                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR CLASS II DIRECTOR, AND FOR THE ELECTION OF THE ONE NOMINEE FOR CLASS III DIRECTOR, AND FOR PROPOSALS 2, 3 AND 4.

Please mark your votes as indicated in this example. [X]


                                           FOR            WITHHOLD AUTHORITY
                                       all nominees     to vote for all nominees
                                       listed below          listed below

1. ELECTION OF DIRECTORS                   [ ]                 [ ]

   CLASS II DIRECTORS
   Nominees: Marie A. LeDoux
             Lee G. Weldon

   CLASS III DIRECTOR
   Nominee:  J. Scott Schmidt

                                                          FOR   AGAINST  ABSTAIN

2. To approve the adoption of the Natural Alternatives    [ ]     [ ]      [ ]
   International, Inc. 1999 Omnibus Equity Incentive
   Plan, and to reserve 500,000 shares of common stock of the Company to the Natural Alternatives
   International, Inc. 1999 Omnibus Equity Incentive
   Plan:

                                                          FOR   AGAINST  ABSTAIN
3. To approve the adoption of the Natural Alternatives    [ ]     [ ]      [ ]
   International, Inc. 1999 Employee Stock Purchase
   Plan, and to reserve 150,000 shares of common stock of the Company to the Natural Alternatives
   International, Inc. 1999 Employee Stock Purchase
   Plan:

                                                          FOR   AGAINST  ABSTAIN
4. To ratify the appointment of KPMG LLP as the           [ ]     [ ]      [ ]
   Company's independent auditors:

                                                          FOR   AGAINST  ABSTAIN
5. In their discretion, upon such other business          [ ]     [ ]      [ ]
   as may properly come before the meeting:

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING
THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 3, 4 AND 5 IF NO DIRECTIONS ARE SPECIFIED.



Signature of Stockholder              Signature of Joint Stockholder
                        -------------                               ------------

Dated:                1999
      ----------------

NOTE: If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

                              FOLD AND DETACH HERE